Exhibit 99.(d)(2)(E)

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated this 29th day of December, 2023 by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”), and Lazard Asset Management LLC, a Delaware limited liability company (the “Adviser”);

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), consisting of several portfolios of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees; and

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively, the “Portfolios”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. (a) Duties of Adviser. The Manager employs the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios’ assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser’s discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager’s oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust’s current registration statement as amended from time to time, and applicable laws and regulation. However, the Adviser shall be granted a reasonable period of time to bring the Portfolio into compliance with any amended guidelines. The Adviser accepts such employment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to

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that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust’s Custodian(s) to hold and/or transfer the Portfolios’ assets in accordance with Proper Instructions received from the Adviser. Nothing in this agreement shall be considered as authorizing or requiring the Adviser to take or receive possession of, or perform any custodial duties related to, any of the Portfolio’s assets. As a result, the Adviser shall not be held liable for the custodial arrangements of the Portfolio. For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s).

The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement.

(b) Valuation. In accordance with procedures and methods established by the Board, which may be amended from time to time, the Adviser will provide reasonable assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolio for which market prices are not readily available. The Adviser will monitor the securities and other investments owned by the Portfolios for potential significant events relating to the fair valuation of securities in compliance with policies and procedures relating to valuation of securities. Subject to applicable law and its fiduciary responsibilities to its clients, the Adviser shall promptly notify the Manager if Adviser becomes aware of a significant event relating to the fair valuation of securities in the Portfolio has transpired, which may not yet be reflected in the market value of said securities.

(c) Compliance Matters. The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time. The Adviser also shall: (i) reasonably cooperate with and provide reasonable assistance to the Trust, the Trust’s administrator, custodian, transfer agent, pricing agents, all other agents and representatives of the Portfolio and the Manager as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager and (ii) provide reasonably prompt responses to reasonable requests made by such persons.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results with respect to brokers’ commissions and discounts as described in the Trust’s current registration statement as amended from time to time.

In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will within a reasonable time communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably

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request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s registration statement. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets. When the Adviser determines that the purchase or sale of a security or other permitted investment is in the best interest of the Portfolio and any of its other clients, the Adviser is authorized, except to the extent prohibited by applicable laws, to aggregate the securities or investments to be sold or purchased for the Portfolio with those of its other clients in order to seek to obtain favorable execution and favorable brokerage commissions in accordance with the Adviser’s brokerage commission allocation policies and procedures in effect from time to time.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with applicable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines, only to the extent of such occurence. The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of fees to the Adviser.

The Adviser agrees that, in the event it subsequently enters into an agreement with a client (1) pursuant to which it manages an amount of assets for the entire client relationship equal to or less than the assets of the account, (2) the client relationship is for a sub-advised relationship with respect to a substantially similar investment management mandate and (3) the client relationship is not pursuant to a wrap fee or similar arrangement or an individual or entity with a relationship to the Adviser or one of its members or employees, and, pursuant to which it charges a fee rate that produces a lower fee at the same level of assets held in the account, Lazard will reduce the fee payable with respect to that account to the lower fee rate. In the event that the lower fee rate charged to the other client is subsequently increased, the fee payable with respect to the account shall be similarly increased, but not above the amount set forth in Schedule A.

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5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified statements of financial condition, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request.

9. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least

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annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the primary office of such party, unless such party has previously designated another address.

As used in this Section 11, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Amendments. This Agreement may be amended by mutual written consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act.

14. Governing Law. This Agreement shall be governed by the laws of Texas, to the extent not inconsistent with applicable federal securities laws including the US Investment Advisers Act of 1940, as amended and/or the 1940 Act.

15. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio. The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

16. Notices. Any notices required to be given hereunder may be delivered by hand, email, facsimile, deposited with a nationally recognized overnight carrier, or mailed by certified mail, return receipt requested, postage prepaid, in each case, to the address of the other party listed below (or such other address as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery, email or facsimile, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, the earlier of (i) the date of receipt or (ii) the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing. All such notices shall be delivered to:

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A.	If to the Manager:

American Beacon Advisors, Inc.

200 East Las Colinas Blvd.

Suite 1200

Irving, TX 75039

Attention: Chief Investment Officer

with a copy to General Counsel at the same address

or to rim.legal@resolutemanagers.com.

Facsimile: 817-391-6131

B.	If to the Adviser:

Lazard Asset Management LLC

30 Rockefeller Plaza, 55th Floor

New York, New York 10112

Attn: General Counsel

Lam.ny.legal@lazard.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Lazard Asset Management LLC		American Beacon Advisors, Inc.

By:	/s/ Nathan A. Paul	By:	/s/ Paul B. Cavazos
Name:	Nathan A. Paul		Paul B. Cavazos
Title:	Chief Operating Officer		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	President
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Schedule A

to the

American Beacon Funds

Investment Advisory Agreement

among

American Beacon Funds

American Beacon Advisors, Inc.

and

Lazard Asset Management LLC

American Beacon Funds (the “Trust”) shall pay compensation to Lazard Asset Management LLC (the “Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon International Equity Fund (the “Portfolio”) in accordance with the following annual percentage rates:

[  ]% per annum for the first $100 million

[  ]% per annum for the next $400 million

[  ]% per annum for the next $500 million

[  ]% per annum on all excess assets

In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets managed by the Adviser in the same strategy on behalf of other clients of Amerian Beacon Advisors, Inc. (“American Beacon”). The fee rate will be applied pro rate based on the assets for each of American Beacon’s clients.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of December 29, 2023

Lazard Asset Management LLC		American Beacon Advisors, Inc.

By:	/s/ Nathan A. Paul	By:	/s/ Paul B. Cavazos
Name:	Nathan A. Paul		Paul B. Cavazos
Title:	Chief Operating Officer		Senior Vice President

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	President
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